EXHIBIT 4.01

D. Brooks and Associates CPA’s, P.A. Certified Public Accountants • Valuation Analyst • Advisors

June 5, 2015

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Dear Sirs:

We have read Item 4.01 of Vapor Group, Inc.’s  (the “Company”) Form 8-K dated June 4, 2015, and are in agreement with the statements relating only to D. Brooks and Associates CPA’s contained therein, except that a copy of Form 8-K was not provided to us prior to the filing of Form 8-K by the Company on June 4, 2015. We have no basis to agree or disagree with other statements of the Company contained therein.

Yours truly,

/s/ D. Brooks and Associates, CPA’s, P.A.

D. Brooks and Associates, CPA’s, P.A.

D. Brooks and Associates CPA’s, P.A. 819 Clematis Street, Suite 318 West Palm Beach, FL 33401 – (561) 429-6225